Exhibit 99.1

FINISH LINE REPORTS ON STATUS OF FINANCING FOR GENESCO TRANSACTION

INDIANAPOLIS September 19, 2007—The Finish Line, Inc. (NASDAQ:FINL) today said that it has received a request from UBS Loan Finance LLC and UBS Securities LLC (collectively “UBS”) for additional financial and other information regarding Genesco Inc. (NYSE: GCO), and has forwarded the request to Genesco. As previously announced, UBS provided The Finish Line with a commitment letter regarding financing for its proposed acquisition of Genesco.

In a separate communication to The Finish Line, UBS also stated that it “intends to defer any further work on the remaining closing documents… pending the results of its analyses of Genesco’s financial condition and performance.” UBS said that should it “be able to obtain a better understanding of Genesco’s financial condition and performance, UBS believes that if needed the remaining documents could be completed expeditiously thereafter.”

The Finish Line noted that while it continues to evaluate its options in accordance with the terms of the merger agreement, it intends to continue working on the closing documents. The Company does not intend to make further comments at this time.

About The Finish Line

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line, Man Alive and Paiva brand names. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 698 Finish Line stores in 47 states and online, 95 Man Alive stores in 19 states and 7 Paiva stores in 7 states. To learn more about these brands, visit http://www.finishline.com, http://www.manalive.com and http://www.paiva.com.

Forward-looking Statements

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, and the rules promulgated pursuant to the Securities Act of 1933, as amended. These forward-looking statements generally can be identified by use of statements that include words such as “expect,” “anticipate,” “believe,” “plan,” and other similar words. Forward-looking statements include, without limitation, statements regarding the merger agreement and the transactions contemplated thereby.

Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include matters relating to the merger agreement and the transactions contemplated thereby.

The company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACTS:

Investor Relations,

Kevin S. Wampler, Executive Vice President—CFO,

317-899-1022, ext 6914

Media Requests,

Elise Hasbrook, Corporate Communications Manager,

317-899-1022, ext 6827

Deirdre Hess

JOELE FRANK, WILKINSON BRIMMER KATCHER

140 E. 45th Street

New York, NY 10017

Email: dhess@joelefrank.com

Phone: (212) 355-4449 x138

Fax: (212) 355-4554